UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                APA OPTICS, INC.
                      -------------------------------------
                                (NAME OF ISSUER)


                          COMMON STOCK, $0.01 PAR VALUE
                     --------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   001853 10 0
                     --------------------------------------
                                 (CUSIP NUMBER)


         The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP No. -001853 10 0                                                       Page 2 of 6 pages, including exhibits
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------ ---------------------------------------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       Kenneth A. Olsen

------ ---------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a) [ ]
                                                                                                        (b) [ ]
       N/A

------ ---------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


------ ---------------------------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       USA
------ ---------------------------------------------------------------------------------------------------------------
                                         5       SOLE VOTING POWER
               NUMBER OF                         842,832
                SHARES
                                         ------- ---------------------------------------------------------------------
                                         6       SHARED VOTING POWER
             BENEFICIALLY
               OWNED BY
                                         ------- ---------------------------------------------------------------------
                                         7       SOLE DISPOSITIVE POWER
                 EACH                            842,832
               REPORTING
                                         ------- ---------------------------------------------------------------------
                                         8       SHARED DISPOSITIVE POWER
                PERSON
                 WITH
-------- -------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         823,500
-------- -------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*                                [X]

-------- -------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.2%
-------- -------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
         IN
-------- -------------------------------------------------------------------------------------------------------------
14.      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                      [ ]     Rule 13d-1(b)
                      [ ]     Rule 13d-1(c)
                      [X]     Rule 13d-1(d)

-------- -------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 001853 10 0                                                        Page 3 of 6 pages, including exhibits
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                                     Item 1

(a)      Name of Issuer:
                  APA Optics, Inc.

(b)      Address of Issuer's Principal Executive Offices:
                  2950 NE 84th Lane
                  Blaine, Minnesota  55434

                                     Item 2

(a)      Name of Person Filing
                  Kenneth A. Olsen

(b)      Address of Principal Business Office or, if none, Residence)
                  2950 NE 84th Lane
                  Blaine, Minnesota  55434

(c)      Citizenship:
                  United States

(d)      Title of Class of Securities:
                  Common Stock, $0.01 Par Value

(e)      CUSIP Number:
                  001853 10 0

                                  SCHEDULE 13G

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CUSIP No. 001853 10 0                                                        Page 4 of 6 pages, including exhibits
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                                     Item 3

If this statement is filed pursuant to ss. ss. 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:             Not Applicable

     (a) [ ] Broker or dealer registered under section 15 of the Act.
     (b) [ ] Bank as defined in section 3(a)(6) of the Act.
     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
     (e) [ ] An investment advisor in accordance with rule 13d-1(b)(1)(ii)(E);
     (f) [ ] An employee benefit plan or endowment fund in accordance with rule 13d-1(b)(1)(ii)(F);
     (g) [ ] A parent holding company or control person in accordance with rule 13d-1(b)(1)(ii)(G);
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
     (j) [ ] Group, in accordance with rule 13d-1(b)(1)(ii)(J).

                                     Item 4
Ownership:
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)      Amount beneficially owned:         823,500*

     (b)      Percent of Class:                  9.2%

     (c)      Number of shares as to which the person has:

              (i) Sole power to vote or to direct the vote:   842,832

              (ii) Shared power to vote or to direct the vote: -0-

              (iii) Sole power to dispose or to direct the disposition of:
                                                                 842,832

              (iv)Shared power to dispose or to direct the disposition of: -0-

              *Excludes 19,332 Shares held by Reporting Person as Trustee of Trust for Jain children. Reporting person has sole power to vote, dispose or direct the disposition of said Trust shares but disclaims beneficial ownership of said shares.

                                  SCHEDULE 13G

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CUSIP No. 001853 10 0                                                        Page 5 of 6 pages, including exhibits
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                                     Item 5

Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                     Item 6

Ownership of More than Five Percent on Behalf of Another Person.

N/A

                                     Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

                                     Item 8

Identification and Classification of Members of the Group.

N/A


                                     Item 9

Notice of Dissolution of Group.

N/A

                                  SCHEDULE 13G

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CUSIP No. 001853 10 0                                                        Page 6 of 6 pages, including exhibits
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                                     Item 10

Certification:

                  Not Applicable




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 2000                           (Date)


/s/ Kenneth A. Olsen                        (Signature)
--------------------


Kenneth A. Olsen                            (Name/Title)